Exhibit 10.1
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Senior Executive Cash Severance Policy
It is the policy of the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation (the “Company”) that the Company and its subsidiaries will not enter into any new employment agreement or severance or separation arrangement or agreement with any senior executive of the Company, or establish any new severance plan or policy covering any senior executive of the Company (such agreement, arrangement, plan or policy, a “Severance Arrangement”), in each case, that provides for Cash Severance Benefits (as defined below) exceeding 2.99 times the sum of the senior executive’s Base Salary (as defined below) plus Target Bonus (as defined below), without seeking stockholder approval of such Severance Arrangement.
In addition, any new Severance Arrangement covering any senior executive that provides for Cash Severance Benefits payable upon or in connection with a Change in Control (as defined below) shall be contingent upon termination of the senior executive’s employment with the Company and its successor (or any subsidiary of either of them).
The Board delegates to the Compensation and Human Capital Committee (the “Committee”) exclusive authority to make determinations regarding the interpretation and application of the provisions of this policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the estimated present value of any periodic payments of cash following the date of such senior executive’s termination of employment. Such determinations shall be conclusive and binding upon all persons.
If the Board or the Committee determines that it would be in the best interest of stockholders to enter into a future Severance Arrangement that would require seeking stockholder ratification of such Severance Arrangement, the Company may seek stockholder approval of such Severance Arrangement after the material terms have been agreed upon but the payment of any benefits in excess of the foregoing limits will be contingent upon such stockholder approval.
For purposes of this policy:
“Cash Severance Benefits” means cash payments:
(i)in respect of the termination of the senior executive’s employment;
(ii)to secure an agreement not to compete with the Company; or
(iii)to offset any tax liability in respect of any of the foregoing.
The value of Cash Severance Benefits shall include the estimated present value of any periodic payments of cash following the date of such senior executive’s termination of employment.
For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, vesting, acceleration or other handling of equity-based awards granted under stockholder-approved plans, (b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with the terms of the Company’s retirement or employee benefit plans, (c) the provision of perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits, (d) any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus for any previously completed performance period, (f) compensation and benefits (including unpaid Base Salary and vacation pay) earned, accrued or otherwise provided with respect to services rendered prior to the date of such senior executive’s termination of employment and reimbursement for any expenses validly incurred prior to the date of such senior executive’s termination of employment, (g) any payment in respect of the senior executive’s annual bonus for the year of termination (prorated based on the senior executive’s days of service during the annual performance period, whether or not subject to actual performance), (h) amounts paid for services following termination of employment for a reasonable consulting agreement for a period not to exceed one year or (i) any payment that the Board determines in good faith to be a reasonable settlement of any claim made against the Company or any of its subsidiaries.
“Change in Control” shall have the meaning set forth in the Company’s 2017 Incentive Award Plan, as amended from time to time or any successor plan in effect as of the date of the senior executive’s termination of employment.
“Base Salary” means the amount an senior executive is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime, health additive and incentive compensation, payable by the Company (including its subsidiaries) as consideration for the senior executive’s services, provided that following a Change in Control, “Base Salary” means the higher of (x) the senior executive’s Base Salary as in effect immediately prior to the Change in Control and (y) the senior executive’s highest Base Salary in effect at any time thereafter.
“senior executive” shall mean any “executive officer”, as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and any officer of the Company at the level of Executive Vice President or above who is not otherwise an “executive officer”.
“Target Bonus” means the senior executive’s target bonus under the Company’s annual cash incentive program applicable to the senior executive for the year of termination, provided that if no target bonus has been established for such year under such plan, Target Bonus means the senior executive’s target bonus for the year immediately preceding the year of termination, provided further that following a Change in Control, “Target Bonus” means the higher of (x) the Participant’s Target Bonus immediately prior to the Change in Control, provided that if no Target Bonus has been established for such year under such plan, the year immediately preceding the year in which the Change in Control occurs or (y) the senior executive’s highest Target Bonus in effect at any time after the Change in Control.
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